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                                                                       Exhibit 5


001166.0103                                                September 7, 2001


Reliant Energy, Incorporated
1111 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

     We have acted as counsel for Reliant Energy, Incorporated, a Texas corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-68290) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on August 24, 2001 relating to the sale from time to time pursuant to Rule 415 under the Securities Act of up to 4,000,000 shares (the "Shares") of common stock, without par value, of the Company ("Common Stock") and associated rights to purchase shares of Series A Preference Stock, without par value, of the Company (the "Rights"), under the Company's Amended and Restated Investor's Choice Plan (the "Plan").

     In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Rights Agreement, amended and restated as of August 6, 1997, between the Company and The Chase Manhattan Bank (the "Rights Agreement"), as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof, and that all other information submitted to us is accurate and complete.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

     2. With respect to Shares that are to be issued by the Company pursuant to the Plan as newly issued shares or to be sold by the Company pursuant to the Plan as treasury shares, when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance of such Shares under the Plan, such Shares will have been duly authorized by all requisite corporate action on the part of the Company, and when so issued or sold from time to time in accordance with the terms and conditions of the Plan, including the receipt of

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Reliant Energy, Incorporated           2                      September 7, 2001

          any consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

     3. With respect to Shares that are to be purchased in the open market on behalf of the Plan, such Shares have been duly authorized by all requisite corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

     4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in accordance with the terms of the Rights Agreement, and, with respect to the Rights issued in connection with the issuance of the Shares referred to in paragraph 2 above, upon the issuance of such Shares as provided therein, the Rights associated with the Shares will be validly issued.

     The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

     For the purposes of determining that previously issued shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable as contemplated by paragraph 3 above, (i) we have relied upon certifications of officers of the Company as to records of original issuances of Common Stock and as to the number of issued shares of Common Stock, (ii) as to the consideration received for such shares of Common Stock, we have relied on certificates of officers of the Company as to the Company's actual receipt of the consideration provided for in the resolutions authorizing the issuance of such shares of Common Stock, and (iii) we have assumed that such previously issued shares of Common Stock have been delivered either in accordance with the applicable stock benefit plan or program approved by the Board or upon conversion, exchange or exercise of any other security of the Company, or in certain circumstances a subsidiary of the Company, in accordance with the terms of such security or the instrument governing such security, providing for such conversion, exchange or exercise as approved by the Board.

     We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        BAKER BOTTS L.L.P.